As Filed With the Securities and Exchange Commission on January 9, 2006

Registration No. 333-118345

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MICRO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0569235
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2 Goodyear, Irvine, California 92618

(949) 837-3700

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Thomas C. Wilder, III

President and Chief Executive Officer

Micro Therapeutics, Inc.

2 Goodyear, Irvine, California 92618

(949) 837-3700

(Name, address, including zip code, and telephone number, including area code of agent for service)

Copy to:

Bruce Feuchter, Esq.

Stradling Yocca Carlson & Rauth

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660

(949) 725-4000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on August 18, 2004 (Registration No. 333-118345) (the “Registration Statement”) deregisters shares of the common stock of Micro Therapeutics, Inc. (the “Company”), par value $0.001 per share, that had been registered for sale by certain of the Company’s stockholders.

Pursuant to an Agreement and Plan of Merger, dated as of November 14, 2005, by and among ev3 Inc., a Delaware corporation (“Parent”), Micro Investment, LLC, a Delaware limited liability company (“Merger Sub”) and a wholly-owned subsidiary of Parent, and the Company, Merger Sub will be merged with and into the Company with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”). On January 6, 2006, the effective time of the Merger, all of the issued and outstanding shares of common stock of the Company were cancelled and automatically converted into the right to receive 0.476289 shares of Parent common stock, and all outstanding options were adjusted by the exchange ratio and assumed by Parent. As a result, the Company has terminated all offerings of its common stock pursuant to existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of the Company’s common stock which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of its common stock registered under the Registration Statement which remain unsold as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 9th day of January, 2006.

MICRO THERAPEUTICS, INC.

By:	/s/ THOMAS C. WILDER, III
Thomas C. Wilder, III President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ THOMAS C. WILDER, III Thomas C. Wilder, III	President, Chief Executive Officer, Acting Chief Financial Officer and Director (Principal Executive and Financial Officer)	January 9, 2006

/s/ JAMES CORBETT James Corbett	Chairman of the Board	January 9, 2006

/s/ RICHARD EMMITT Richard Emmitt	Director	January 9, 2006

/s/ DALE A. SPENCER Dale A. Spencer	Director	January 9, 2006

/s/ RICHARD D. RANDALL Richard D. Randall	Director	January 9, 2006

/s/ GEORGE WALLACE George Wallace	Director	January 9, 2006

/s/ ELIZABETH WEATHERMAN Elizabeth Weatherman	Director	January 9, 2006